Exhibit 99.1

Independent Auditor’s Report

Board of Directors and Stockholders
Sanchez Energy Corporation
Houston, TX

We have audited the accompanying statements of revenues and direct operating expenses of the working interests in oil and natural gas producing properties (the “Catarina Assets”) acquired in the acquisition by Sanchez Energy Corporation and subsidiaries (the “Company”) from SWEPI LP and Shell Gulf of Mexico Inc. (collectively “Shell”) for each of the years in the three-year period ended December 31, 2013 and the related notes to the statements of revenues and direct operating expenses.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of  financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the  financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Catarina Assets for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1, the accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not

intended to be a complete presentation of the results of operations of the Catarina Assets. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP
BDO USA, LLP

Houston, Texas

June 11, 2014

Statements of Revenues and Direct Operating Expenses

Of the Oil and Natural Gas Properties in the acquisition by

Sanchez Energy Corporation from SWEPI LP and Shell Gulf of Mexico Inc.

(in thousands)

	For The		For The
	Six Months Ended		Years Ended
	June 30,		December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Revenues	$159,340	$184,226	$405,181	$180,529	$37,335
Direct operating expenses:
Oil and natural gas production expenses	43,472	67,163	128,302	73,633	7,972
Production and ad valorem taxes	4,134	5,384	11,841	10,372	2,329
Total direct operating expenses	47,606	72,547	140,143	84,005	10,301

Excess of revenues over direct operating expenses	$111,734	$111,679	$265,038	$96,524	$27,034

The accompanying notes are an integral part of these statements of revenues and direct operating expenses.

Statements of Revenues and Direct Operating Expenses

Of the Oil and Natural Gas Properties in the acquisition by

Sanchez Energy Corporation from SWEPI LP and Shell Gulf of Mexico Inc.

Notes to the Financial Statements

Note 1. The Properties

On June 30, 2014, Sanchez Energy Corporation (together with its consolidated subsidiaries, the “Company,” “we,” “our,” “us” or similar terms) completed its acquisition of assets in the Eagle Ford Shale in South Texas (the “Properties”) from SWEPI LP and Shell Gulf of Mexico Inc. (collectively “Shell”) for approximately $553.5 million in cash, subject to closing adjustments.

Note 2. Basis of Presentation

During the periods presented, the financial statements of the Properties were never prepared on a stand-alone basis.  Certain costs, such as depreciation, depletion and amortization, accretion, general and administrative expenses, interest and corporate income taxes were not allocated to the individual properties.  Accordingly, full separate financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) do not exist and are not practicable to obtain in these circumstances.

Revenues and direct operating expenses included in the accompanying financial statements represent Shell’s net working interest in the properties acquired for the years ended December 31, 2013, 2012, and 2011, respectively, and the six months ended June 30, 2014 and 2013 and are presented on the accrual basis of accounting.  The revenues and direct operating expenses presented herein relate only to the interest in the producing oil and natural gas properties acquired and do not represent all of the oil and natural gas operations of Shell or other third party working interest owners.  Depreciation, depletion and amortization, accretion, general and administrative expenses, interest and corporate income taxes have been excluded.  The financial statements presented are not indicative of the results of operations of the properties described above going forward due to changes in the business.

The accompanying financial statements are prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and direct operating expenses during the reporting period.  Actual results could differ materially from those estimates.

The accompanying financial statements for the six months ended June 30, 2014 and 2013 are unaudited, but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the revenues and expenses for those periods.  These interim results are not necessarily indicative of results for a full year.

The Company reviewed events occurring after the date of the latest financial statement which could affect the Properties’ results of operations for the period ended June 30, 2014.  The Company reviewed and evaluated events through September 9, 2014, the date these financial statements were available to be issued.

Note 3. Commitments and Contingencies

Pursuant to the terms of the definitive agreement between the Company and Shell, any claims, litigation or disputes pending as of the effective date (January 1, 2014) and any matters arising in connection with ownership of the Properties prior to the effective date are retained by Shell.  Notwithstanding this indemnification, the Company is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statements of revenue and direct operating expenses.

Statements of Revenues and Direct Operating Expenses

Of the Oil and Natural Gas Properties in the contemplated acquisition by

Sanchez Energy Corporation from SWEPI LP and Shell Gulf of Mexico Inc.

Supplemental Oil and Natural Gas Information

(Unaudited)

Oil and Natural Gas Reserve Information

Proved oil, natural gas liquids (“NGLs”) and natural gas reserve quantities are based on estimates prepared by the Ryder Scott Company L.P. and from information provided by Shell, in accordance with guidelines established by the Securities and Exchange Commission.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. Prior year reserve data was calculated using only production and new discovery quantities and valuation. The following reserve data represents estimates only and should not be considered exact:

	Oil (mbo)	Natural Gas Liquids (mbbl)	Natural Gas (mmcf)	mboe
Balance as of December 31, 2010	—	—	—	—
Extensions and discoveries	16,146	27,471	196,546	76,374
Production	(221)	(309)	(2,341)	(920)
Balance as of December 31, 2011	15,925	27,162	194,205	75,454
Production	(1,053)	(1,534)	(15,679)	(5,200)
Balance as of December 31, 2012	14,872	25,628	178,526	70,254
Production	(2,281)	(3,743)	(24,400)	(10,091)
Balance as of December 31, 2013	12,591	21,885	154,126	60,163

Proved developed reserves:
As of December 31, 2011	10,900	17,915	134,004	51,148
As of December 31, 2012	9,847	16,381	118,325	45,948
As of December 31, 2013	7,566	12,638	93,925	35,857

Proved undeveloped reserves:
As of December 31, 2011	5,025	9,247	60,201	24,306
As of December 31, 2012	5,025	9,247	60,201	24,306
As of December 31, 2013	5,025	9,247	60,201	24,306

Future Net Cash Flows

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under Accounting Standards Codification (“ASC”) 932.  The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair market value of the proved oil and natural gas reserves of the Properties acquired by the Company, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.  An estimate of fair market value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

For the December 31, 2013, 2012, and 2011 calculations in the following table, estimated future cash inflows were based on the average prices during the 12-month period prior to the ending date of the period, determined as the unweighted arithmetic average of the prices in effect on the first-day-of-the month for each month within such period. The pricing used for the estimates of the reserves of oil and condensate as of December 31, 2013, 2012, and 2011 was based on unweighted twelve month average West Texas Intermediate posted prices of $96.78, $94.71, and $96.19, respectively. For NGLs, the average prices were based on unweighted twelve month

Statements of Revenues and Direct Operating Expenses

Of the Oil and Natural Gas Properties in the contemplated acquisition by

Sanchez Energy Corporation from SWEPI LP and Shell Gulf of Mexico Inc.

Supplemental Oil and Natural Gas Information

(Unaudited)

average Mt. Belvieu posted prices of $41.23 and $43.24 for the years ended December 31, 2013 and 2012, respectively.  For 2011, the average price was based on a percentage of the unweighted twelve month average West Texas Intermediate price used to estimate oil and condensate reserves.  For natural gas the average prices were based on unweighted twelve month average Henry Hub spot natural gas price averages of $3.67, $2.76, and $4.12 for the years ended December 31, 2013, 2012, and 2011, respectively.  Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation in future years.  Future income taxes are calculated at the statutory federal income tax rate of 35%.  The estimated future net cash flows are then discounted at a rate of 10%.  No deduction has been made for general and administrative expense, interest expense or depreciation, depletion and amortization.

The following table sets forth information concerning future net cash flows for oil and natural gas reserves associated with the Properties (in thousands):

	As of December 31,
Standardized Measure	2013	2012	2011

Future cash inflows	$2,424,809	$2,626,362	$3,034,344
Future production costs	(1,076,093)	(1,206,535)	(1,295,968)
Future development costs	(553,550)	(553,550)	(553,550)
Future income taxes	(110,951)	(153,891)	(252,836)
Discount to present value at 10% annual rate	(274,891)	(245,548)	(350,065)
Standardized measure of discounted future net cash flows	$409,324	$466,838	$581,925

The following table sets forth the principal sources of change in discounted future net cash flows associated with the Properties for the years ended December 31, 2013, 2012, and 2011, respectively (in thousands):

	Year Ended December 31,
Summary of Changes	2013	2012	2011

Balance, beginning of period	$466,838	$581,925	$—

Sales of oil and gas - net of production costs	(270,038)	(92,974)	(25,584)
Net change in sales and transfer prices, net of production costs	131,007	(142,494)	—
Extensions and discoveries	—	—	484,911
Net change in income taxes	37,588	62,860	(166,521)
Accretion of discount	46,684	58,192	—
Other - net	(2,755)	(671)	289,119
Net change	(57,514)	(115,087)	581,925

Balance, end of period	$409,324	$466,838	$581,925